EXHIBIT 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AGREEMENT

DATED AS OF FEBRUARY 8TH, 2015

BETWEEN

SHIRATORI PHARMACEUTICAL CO., LTD.

AND

CENSA PHARMACEUTICALS INC.

ARTICLE 1  DEFINITIONS
ARTICLE 2  LICENSES
2.1 License Grant to Censa
2.2 Sublicense Rights
2.3 Disclosure Of Licensed Know-How
2.4 Additional Rights
ARTICLE 3  DEVELOPMENT AND COMMERCIALIZATION
3.1 Development
3.2 Regulatory Matters
3.3 Commercialization of Product
3.4 Censa Access to Development Information and Shiratori Personnel and Consultants
3.5 Joint Manufacturing Committee and Joint Concerns
3.6 Development Phase Drug Substance Supply
3.7 Development Assistance Services
3.8 Commercial Phase Drug Substance Supply
3.9 Failure to Supply and Second Source of Supply
ARTICLE 4 INITIAL PAYMENT AND MILESTONE PAYMENTS
4.1 Milestone Payments
4.2 Backup or Alternative Revenue
ARTICLE 5 ROYALTIES
5.1 Royalty Rates
5.2 Term of Royalties
5.3 No Obligation
5.4 Offset
5.5 Reports and Payments
5.6 Taxes and Withholding
5.7 Currency Exchange
5.8 Maintenance of Records; Audits
ARTICLE 6 REPRESENTATIONS, WARRANTIES, AND COVENANTS
6.1 Mutual Representation and Warranties
6.2 Additional Shiratori Respresentations, Warranties, and Covenants
ARTICLE 7 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS
7.1 Confidentiality
7.2 Authorized Disclosure
7.3 SEC Filings
7.4 Public Announcements
7.5 Survival
ARTICLE 8 INDEMNIFICATION
8.1 Indemnification by Censa
8.2 Indemnification by Shiratori
8.3 Insurance Proceeds
8.4 Survival
8.5 Insurance

ARTICLE 9 TERM AND TERMINATION
9.1 Term
9.2 Voluntary Termination by Censa
9.3 Termination for Material Breach
9.4 Consequences of Termination or Material Breach
9.5 Bankruptcy
9.6 Liabilities
ARTICLE 10 INTELLECTUAL PROPERTY
10.1 Ownership of Intellectual Property
10.2 Patent Prosecution
10.3 Infringement Actions Against Thrid Parties
10.4 Infringement of Third Party Intellectual Property Rights
10.5 Offset
10.6 Compulsory Licenses
10.7 Marks for the Product
10.8 No Trademark Rights
10.9 Invention Dates
10.10 No Other Rights to Censa Intellectual Property
ARTICLE 11 DISPUTES, GOVERNING LAW
11.1 Disputes
11.2 Governing Law
ARTICLE 12 MISCELLANEOUS
12.1 Assignment
12.2 Further Actions
12.3 Force Majeure
12.4 Notices
12.5 Amendment
12.6 Waiver
12.7 Counterparts
12.8 Descriptive Headings
12.9 Severability
12.10 Entire Agreement of the Parties
12.11 Independent Contractors
12.12 Accrued Rights; Surviving Obligations
12.13 Compliance With Export Regulations
12.14 No Third Party Beneficiaries
12.15 No Strict Construction
12.16 Language
Schedules / APPENDICES
Schedule 6.2(b) – Licensed Patents / Appendix A – Development Plan

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), dated as of February 8th, 2016 (the “Effective Date”), is made by and between Shiratori Pharmaceutical Co., Ltd., a Kabushiki Kaisha (KK) corporation organized and existing under the laws of Japan and having its principal office at 2-3-7 Akanehama, Narashino-shi, Chiba-ken, 275-0024 JAPAN (“Shiratori”) and Censa Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 222 Third Street, Suite 2240, Cambridge, Massachusetts 02142 USA (“Censa”). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 1.

WITNESSETH:

WHEREAS, Shiratori has developed the Product and is the owner of, or has the right to license to Censa, certain Licensed Technology relating thereto;

WHEREAS, manufacture of the Product involves the practice of patented inventions and relies on know-how developed at the expense of Shiratori;

WHEREAS, Censa is a specialty pharmaceutical company focusing on development and commercialization of innovative pharmaceutical drug products for the treatment of Central Nervous System (CNS) diseases;

WHEREAS, Shiratori wishes to serve as supplier of the Product for clinical and commercial purposes;

WHEREAS, Censa wishes to gain access to the Product for use in connection with and furtherance of its development and commercialization;

WHEREAS, Shiratori qua licensor wishes to grant a license to Censa under the Licensed Technology to research, have researched, develop, have developed, make, have made, use, import, market, have marketed, offer for sale, sell and have sold the Product in the Territory; and

WHEREAS, Censa qua licensee wishes to obtain such a license from Shiratori, subject to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS
When used in this Agreement, each of the following capitalized terms shall have the meanings set forth in this Article 1.

1.1  “Affiliate” means any corporation, company, partnership or other entity which controls, is controlled by, or is under common control with a specified entity. For purposes of this definition, “control” shall be presumed to exist where one entity owns directly or indirectly more than fifty percent (50%) (or such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction outside of the United States) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity.
1.2 “Business Day” means any day except a Saturday, Sunday, or any other day on which a commercial bank in Tokyo, Japan or Boston, Massachusetts is authorized to close. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.
1.3 “Commercially Reasonable Efforts” means efforts and resources commonly used by a Party for a product owned by it or to which it has rights at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the marketplace or under development, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the profitability of the product and other relevant factors.
1.4 “Confidential Information” means all proprietary materials, know-how or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives, which is designated as confidential in writing by the Disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, know-how or other information is disclosed by the Disclosing Party to the other Party. Notwithstanding anything contained in the foregoing to the contrary, materials, know-how or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (i) if the Disclosing Party, within [**] days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (ii) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties.
1.5 “Controls” or “Controlled” means with respect to the Licensed Technology, ownership or the possession of a respective license prior to or during the term of this Agreement and the ability to grant licenses or sublicenses without violating applicable laws or the terms of any agreement or other arrangement with, or the rights of, any Third Party.
1.6 “Effective Date” means the date set forth in the preamble to this Agreement.
1.7 “European Union” means, from time to time, those countries that are members of the European Union.
1.8 “Evaluation Period” means the period of [**] months commencing with the Effective Date.
1.9 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.10 “First Commercial Sale” means, with respect to any Product approved for commercial sale, the first arm's length sale by Censa or its Affiliates or sublicensees of such Product to a Third Party.
1.11 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government; or breakdown of plant, inability to procure or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation; or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.
1.12 “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and its foreign equivalent for initiating clinical trials in the United States or any corresponding foreign country.
1.13 “Licensed Know-How” means the following to the extent owned or Controlled by Shiratori and/or its Affiliates (a) as of the Effective Date or (b) arising at any time during the term of this Agreement solely by Shiratori or jointly by Shiratori and Censa: technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, protocols, techniques, manufacturing processes, equipment for use in manufacturing and testing, sources of supply of components and raw materials and results of experimentation and testing as are reasonably necessary or useful for the research, development, registration, packaging, manufacture, use, distribution, or sale of the Product in the Territory, and shall include, without limitation, all data related to pre-clinical data, chemistry manufacturing control (CMC) data, regulatory information, reports, studies, clinical studies, processes and pre-clinical, chemistry manufacturing control (CMC), and other data. Licensed Know-How excludes Licensed Patents.
1.14 “Licensed Patents” means the following patent applications and patents owned or Controlled by Shiratori (a) as of the Effective Date or (b) arising at any time during the term of this Agreement solely by Shiratori or jointly by Shiratori and Censa, and all patents issuing from such patent applications and patents and otherwise arising from any improvement or enhancement of the manufacturing processes for or methods related to Sepiapterin, during the term of this Agreement: (i) [**] (ii) [**] entitled [**]; and (iii) certain other patents owned by Shiratori, as are reasonably necessary or useful for the manufacture, use, and sale of the Product in the Territory, including the patent applications and/or patents listed on Schedule 6.2 (b) attached hereto, and all foreign counterparts of any or to any of the aforesaid patents and/or patent applications, and including, without limitation, as it may relate to any such patent applications and patents all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, certificates of invention or applications for certificates of invention, all supplementary protection certificates, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations in-part, and divisions of any or to any of the aforesaid patent applications and patents. Licensed Patents excludes Licensed Know-How.
1.15 “Licensed Technology” means the Licensed Know-How and the Licensed Patents.
1.16 “NDA” means a New Drug Application pursuant to 21 U.S.C. Section 355(b)(1), as amended, and the regulations promulgated thereunder, submitted to the FDA or any successor application or procedure and any foreign counterpart of a U.S. New Drug Application for approval to market, including, where applicable, applications for pricing and reimbursement approval.
1.17 “Net Sales” means the gross amount invoiced by Censa and/or its Affiliates and/or sublicensees on account of sales of the Product to Third Parties (including without limitation Third Party distributors and wholesalers), less the total of:
(a) Trade, cash, quantity or other discounts not already reflected in the invoice price;
(b) Excise, sales and other consumption taxes (including VAT on the sale of the Product) and custom duties to the extent included in the invoice price;
(c) Freight, insurance and other transportation charges to the extent included in the invoice price;
(d) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, retroactive price reductions, refunds or billing errors; and
(e) Compulsory payments and rebates directly related to sales of the Product, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations.
Use of the Product for promotional or sampling purposes and for use in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales. In the case of any sale of the Product between or among Censa and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a Third Party.
1.18 “Party” means Censa or Shiratori each individually as the case may be, and “Parties” means Censa and Shiratori together collectively.
1.19 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political thereto, and shall include any successor (by merger or otherwise) of such Person.
1.20 “Product” means any final pharmaceutical product in finished form containing Sepiapterin as active pharmaceutical ingredient (API) covered by Licensed Patents or using Licensed Know-How.
1.21 “Drug Substance” means Sepiapterin for use in the Product.

1.22 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, IND's, approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals, together with all supplements thereto) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Product(s) in a regulatory jurisdiction.
1.23 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the Territory involved in the granting of Regulatory Approval.
1.24 “Regulatory Filings” means, collectively, INDs, Biologics License Applications, Drug Master Files, NDAs and any other comparable filings as may be required by Regulatory Authorities to obtain Regulatory Approvals.
1.25 “Territory” means all the countries and territories of the world outside of Japan.
1.26 “Third Party(ies)” means any Person other than Shiratori, Censa, and their respective Affiliates.
1.27 “Valid Claim” means a claim of an issued and unexpired patent or supplementary protection certificate within the Licensed Patents, which claim or supplementary protection certificate has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be taken as of right or has been taken and has not been admitted to be invalid, canceled, or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit.
1.28 Additional Definitions. Each of the following terms is defined in the section of this Agreement indicated below:
Term Section

Breach Notice 9.3
Breaching Party 9.3
Censa Introductory Paragraph
Censa Indemnified Parties 8.2
Censa Inventions 10.1(a)
Development Plan 3.1
Disclosing Party 7.1
Initial Term 3.8(a)
Insolvent Party 9.5
Inventions 10.1
Joint Inventions 10.1(c)
Joint Manufacturing Committee or JMC 3.5
Manufacturing Cost 3.6
Marks 10.7

[**] 2.4
Non-Breaching Party 9.3
Paragraph IV Notice 10.3(e)
Receiving Party 7.1
Services Agreement 3.7
Shiratori Introductory Paragraph
Shiratori Indemnified Parties 8.1
Shiratori Inventions 10.1(b)
Supply Agreement 3.8
Withholding Taxes 5.6

ARTICLE 2.
LICENSES
2.1 License Grants to Censa. Shiratori hereby grants to Censa the sole and exclusive, even as to Shiratori, worldwide right and license, with the right to sublicense, under the Licensed Technology to research, have researched, develop, have developed, use, import, export, market, have marketed, offer for sale, sell and have sold, and otherwise commercialize the Product in the Territory.
2.2 Sublicense Rights. Censa shall have the right in its sole discretion to grant sublicenses and/or to transfer this Agreement without consent by Shiratori. In the event of sublicense by Censa, Censa promptly shall notify Shiratori in writing of the granting of such sublicense. Each sublicense granted by Censa shall not conflict with the terms of this Agreement and Censa shall be responsible for the performance of each sublicensee of all obligations incumbent on Censa under this Agreement. In addition, Censa may, without Shiratori’s consent, appoint distributors and sub-distributors throughout the Territory to assist in the commercialization of the Product if those distributors and sub-distributors do not require a sublicense under the License to commercialize the Product; provided, however, that no such appointment may adversely impact payments due from Censa to Shiratori.
2.3 Disclosure of Licensed Know-How. To the extent Shiratori has not already done so, promptly after the Effective Date, Shiratori shall make available to Censa the Licensed Know-How not previously furnished to Censa. During the term of this Agreement, Shiratori shall disclose Licensed Know-How promptly to Censa as soon as such Licensed Know-How becomes available to Shiratori.
2.4 Additional Rights. Upon Censa’s written request, Shiratori shall make Commercially Reasonable Efforts to assist Censa in obtaining the exclusive license to certain intellectual property owned or Controlled by [**] related to the clinical use of Sepiapterin, including but not limited to [**] (the “[**]”). In the event that Censa obtains the [**], Censa shall sublicense licensed rights to Shiratori in Japan. The Parties equitably shall share the cost of obtaining the [**] on a pro-rata basis to be mutually determined.
ARTICLE 3.
DEVELOPMENT AND COMMERCIALIZATION
3.1 Development.

(a) During the Evaluation Period, (i) Censa shall conduct initial pre-clinical studies in order to determine the feasibility of the Product as provided for in the “Development Plan” set forth as Appendix A to and incorporated by reference in this Agreement and (ii) Shiratori shall supply to Censa the amount of Drug Substance reasonably necessary, and in any event at least [**] grams of Drug Substance, to conduct such studies.
(b) From and after the Effective Date, Censa shall have full legal and financial responsibility for all costs that are incurred and all activities that are undertaken after the signing of this Agreement, which are related to the development, safety, Regulatory Filings, required periodic reporting to the Regulatory Authorities, Regulatory Approvals, and other activities required by Censa or its sublicensee(s) (or their respective agents or distributors) to obtain appropriate Regulatory Approvals for, and to commercialize, the Product in the Territory. Other than as expressly provided for in this Agreement, Censa shall not assume, nor shall Censa be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the Product that were incurred or undertaken prior to the signing of this Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the signing of this Agreement, but which arise out of the events and activities that occurred prior to the signing of this Agreement)
(c) Provided that the Affiliates, sublicensees and other Third Parties agree to substantially the same terms of confidentiality in Article 7, Censa may appoint such Affiliates, sublicensee(s) and other Third Parties to perform any and all development activities necessary to obtain Regulatory Approvals for the Product in the Territory.
(d) Censa shall, in a manner consistent with the effort Censa devotes to its own products having the same or similar potential value as the Product, exercise its Commercially Reasonable Efforts and diligence in developing and commercializing the Product, and in undertaking those investigations and actions required to obtain appropriate Regulatory Approvals to market the Product in the Territory. All such activity shall be undertaken at Censa’s expense. Shiratori shall use reasonable efforts to assist or to provide consultation at Censa’s expense in support of the pre-clinical and clinical development of the Product.
3.2 Regulatory Matters. Censa shall have complete control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of the Product in the Territory and shall be responsible for all Regulatory Filings and Regulatory Approvals relating to the Product immediately after the Effective Date. Shiratori shall transfer to Censa or take other action necessary to make available to Censa any Regulatory Filings and Regulatory Approvals (and updates thereof) initially filed by Shiratori. Censa shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions, including filings and submissions of supplements and amendments thereto, to any Regulatory Authority with respect to the Product. Shiratori shall provide to Censa on a timely basis all necessary information to enable compliance with all regulatory obligations on a global basis, including without limitation filing updates, records related to product manufacturing and processes, pharmacovigilance filings, and investigator notifications. Censa shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities with respect to the Product. Shiratori shall cooperate with Censa to provide all reasonable assistance and take all actions reasonably requested by Censa that are necessary or desirable (a) to enable Censa to comply with any law applicable to the Product, including, but not limited to, report adverse drug experience reports (and serious adverse drug experience reports) to Regulatory Authorities and (b) to coordinate with Censa regarding regulatory, development, manufacturing, and related status of the Product, Drug Substance, and its precursors in Japan.
3.3 Commercialization of Product. Censa shall have the sole discretion and exclusive right to commercialize, sell, market, promote and distribute the Product in the Territory.
3.4 Censa Access to Development Information and Shiratori Personnel and Consultants. Shiratori shall make available to Censa all relevant and readily available material and information related to Drug Substance, including but not limited to process development and manufacturing quality assurance (QA) / quality control (QC) documentation, GMP and government inspection reports and certifications, preclinical data, clinical data, and regulatory filings and correspondence, within the reasonable control of Shiratori, as soon as reasonably practicable and in any event within [**] days of execution and delivery of a this Agreement.
3.5 Joint Manufacturing Committee and Joint Concerns. The Parties shall establish a Joint Manufacturing Committee (the “JMC”) comprised of an equal number of members from each Party. The JMC shall manage the overall relationship between the Parties, including chemistry manufacturing and control information in support of Regulatory Filings for Regulatory Approval of the Product in the Territory and forecast for supply of Drug Substance. In furtherance of the overall relationship between the Parties in general and Drug Substance supply in particular, whether for development-phase purposes under Section 3.6 below or commercialization-phase purposes under Section 3.8 below, Shiratori promptly and continuously shall inform the JMC of any and all discoveries, improvements, inventions, intellectual property or other proprietary rights, title, and interest that arise (including without limitation invention or similar disclosures) in Japan relevant to the Product, Licensed Patents, or Licensed Know-How. Improvements by Censa to the manufacturing method specifically described in the Licensed Patent set forth in Section 1.14(i) above that are dominated by the claims of such Licensed Patent shall be communicated by Censa to Shiratori and may be used solely by Shiratori without compensation to Censa. Pre-clinical and clinical data developed by either of the Parties in connection with development and use of the Product shall be communicated between the Parties and may be used as the case may be (i) by Censa in the Territory and (ii) by Shiratori in Japan, respectively, without compensation by either Party to the other Party. The JMC shall establish a process for joint evaluation relative to the relationship between the Parties and performance of this Agreement, including without limitation as it may relate to patent filing, prosecution, maintenance, and enforcement pursuant to this Agreement.
3.6 Development Phase Drug Substance Supply.
(a) Shiratori shall be solely responsible for supplying Drug Substance for manufacturing pre-clinical and clinical supplies of Product.
(b) Shiratori shall supply Drug Substance solely to Censa and shall not, either directly or indirectly, market or sell Drug Substance anywhere in the Territory, excluding only the supply of Drug Substance to Censa under this Agreement. Censa shall procure Drug Substance solely from Shiratori during the development phase. For clarity and the avoidance of doubt, (i) Shiratori shall not supply Drug Substance to any Third Party and (ii) Censa shall not procure Drug Substance from any Third Party during the development phase.
(c) Shiratori may use qualified Third-Party subcontractors to manufacture Drug Substance with the prior written approval of Censa.
(d) Shiratori shall supply Drug Substance to Censa in sufficient quantities for Censa to conduct its Development Plan (as set forth in Appendix A) at a price determined by the lowest of (i) the Manufacturing Cost plus [**] percent ([**]%) or (ii) the following respective amounts: Shiratori’s “Manufacturing Cost” for this purpose, whether manufactured directly by Shiratori or through approved subcontractors, shall mean the direct materials cost, direct labor cost, and reasonably allocated manufacturing overhead consistent with generally accepted accounting principles (GAAP) in the contract manufacturing of pharmaceutical products.

Product	Amount of Drug Substance (as denominated in grams or kilograms)	Price to Censa
Non-GLP GLP	[**]g [**]g	¥ [**] ¥ [**]

cGMP	[**]g	¥ [**]
cGMP	[**]Kg	¥ [**]
cGMP	[**]Kg	¥ [**]
For clarity and the avoidance of doubt, in no event shall the actual price paid by Censa exceed the applicable amount set forth in the “Price to Censa” column of the table immediately above.
(e) The dates for the actual supply of Drug Substance during the Evaluation Period and the development phase shall be agreed upon between the Parties but in any event Shiratori shall not be obligated to supply Drug Substance earlier than the following dates: (i) For the [**]g of Drug Substance for non-GLP Product, [**] months from the Effective Date, (ii) for the [**]g of Drug Substance for GLP and/or cGMP Product as the case may be, [**] months from the Effective Date, or (iii) For [**]Kg of Drug Substance for cGMP Product, [**] months from the Effective Date.
(f) From and after the Effective Date, Shiratori shall work with Censa in good faith to improve Drug Substance manufacturing processes, manufacturing efficiencies and yield, and to reduce the overall Manufacturing Cost of Drug Substance.
(g) As soon as reasonably practicable, and in any event within [**] months from the Effective Date, Shiratori and Censa mutually shall execute and deliver a quality agreement providing for the quality of Drug Substance being supplied by Shiratori to Censa with related provisions customary for an agreement of that nature.
3.7 Development Assistance Services Agreement. In the event Censa desires to have Shiratori provide advisory assistance or other services not otherwise expressly provided for in thisAgreement, and Shiratori agrees to do so, then the parties will endeavor to negotiate and enter into a definitive agreement on mutually acceptable terms and conditions, providing for the specified services to be performed by Shiratori (the “Services Agreement”) to be more fully described in one or more Scopes of Work, each Scope of Work to provide the basis for the payment by Censa to Shiratori for the services to be rendered by Shiratori and estimating the cost to Censa (provisions for determining the cost shall be negotiated and included in the Services Agreement). Neither Party will have any legal obligation to enter into any Services Agreement. If a Services Agreement is entered into, then neither Party will have any legal obligation to enter into any Scope of Work thereunder.
3.9 Commercialization Phase Drug Substance Supply.
(a) During the Evaluation Period the Parties shall negotiate in good faith the terms and conditions of a commercial-scale Drug Substance supply agreement (the “Supply Agreement”). The conditions to be negotiated shall include customary terms and conditions as may be found in comparable contract manufacturing agreements in the pharmaceutical industry, including customary rights for audit, inspection, quality systems assurance, forecasting and ordering, and governance of the Supply Agreement.
(b) For clarity and the avoidance of doubt, in no event shall any actual price to be paid by Censa under the Supply Agreement exceed the applicable amount set forth in the “Price to Censa” column of the table set forth in Section 3.6(d) above or Manufacturing Cost plus [**] percent ([**]%), whichever amount is less. Notwithstanding the foregoing sentence, if Shiratori notifies Censa in writing during the Evaluation Period that it is not interested in entering into the Supply Agreement, then Censa shall have all rights provided for in Section 3.9 below including without limitation the right to enter into a commercial supply agreement with a Third Party.
3.9 Failure to Supply and Second Source of Supply. The Supply Agreement shall contain failure to supply provisions pursuant to which Censa has the right to manufacture Drug Substance itself and/or to engage a Third Party to manufacture Drug Substance on Censa’s behalf if Shiratori fails to supply Drug Substance pursuant to Censa’s purchase orders. In the event such failure to supply continues for the period of time mutually set forth in the Supply Agreement, this Agreement shall be amended to include the license granted from Shiratori to Censa under Section 2.1 above the right to make and have made the Product in the Territory. The Supply Agreement also shall contain second source provisions pursuant to which Censa in any event has the right to supply Drug Substance for itself or through a qualified Third Party to meet marketing needs in the Territory.
ARTICLE 4.
INITIAL PAYMENT AND MILESTONE PAYMENTS
4.1 Milestone Payments. Each of the following amounts shall be payable by Censa to Shiratori in U.S. Dollars within [**] days following confirmation by Censa that the specified event has occurred:
(a) US$[**] upon [**]
(b) US$[**] upon [**]
(c) US$[**] upon [**]
(d) US$[**] upon [**]
(e) US$[**] upon [**]
(f) US$[**] upon [**]

For clarity and the avoidance of doubt, the obligation of Censa (or its sublicensee, as the case may be) to pay the foregoing amounts shall apply and shall survive notwithstanding any sublicense by Censa under this Agreement.
4.2 Backup or Alternative Product. For clarity and the avoidance of doubt, it is understood that if, for any reason whatsoever, the development of the Product is discontinued in any indication prior to such Product achieving Regulatory Approval, the selection of a backup of such Product or a different Product for development in that same or a different indication shall not trigger the reimbursement by Shiratori or further payment by Censa of any milestone already paid with respect to the terminated Product.
ARTICLE 5.
ROYALTIES
5.1 Royalty Rates. In further consideration of the licenses granted in this Agreement, Censa shall pay to Shiratori royalties on the Product based on aggregate Net Sales of such Product on a country-by-country basis in the Territory in the amount of [**] percent ([**]%).
5.2 Term of Royalties. Royalties shall be payable for each full calendar year during the term of this Agreement and on an aggregate pro rata basis for the first and last year of commercialization during the term of this Agreement if such first and last years are not comprised of a full twelve (12) months, as follows:
(a) With respect to royalties payable for the countries of the European Union, until expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the European Union if the making, having made, using, offering to sell, selling or importing of such Product by Censa, its Affiliates or its sublicensees (or the distributors of any of them) in the absence of this Agreement, would infringe one or more Valid Claim of the Licensed Patents in the European Union.
(b) With respect to royalties payable for the United States, until the expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the United States if the making, having made, using, offering to sell, selling or importing of such Product by Censa, its Affiliates or its sublicensees (or the distributors of any of them) in the absence of this Agreement, would infringe one or more Valid Claim of the Licensed Patents in the United States.
(c) With respect to royalties payable for any other country in the Territory, until the expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the relevant country on a country-by-country basis if the making, having made, using, offering to sell, selling or importing of such Product by Censa, its Affiliates or its sublicensees (or the distributors of any of them) in the absence of this Agreement, would infringe one or more Valid Claim of the Licensed Patents in the relevant country.
5.3 No Obligation. Notwithstanding any other provision in this Agreement to the contrary, Censa shall have no obligation to launch any Product in any country. In addition, Censa may, in its sole discretion, discontinue its commercialization of any Product in any country.
5.4 Offset.

(a) In the event that Censa is required to pay a non-affiliated Third Party royalty or other amounts with respect to a Product under agreements for patent rights or other technologies that Censa in its reasonable judgment determines are necessary or desirable to license or acquire with respect to the Product or Licensed Technology (including without limitation amounts paid in connection with the [**]), and only if Censa obtains a prior written consent from Shiratori (which consent shall not be unreasonably, conditioned, delayed, or withheld by Shiratori) to pay such royalty or other amounts, then amounts owed by Censa to Shiratori under this Agreement will be reduced by the amounts paid by Censa to non-affiliated Third Parties; provided, however, that the maximum reduction shall be [**] percent ([**]%) of the amounts otherwise owed by Censa to Shiratori.
5.5 Reports and Payments.
(a) Cumulative Royalties. The obligation to pay royalties under this Article 5 shall be imposed only once (i) with respect to any sale of the same unit of Product and (ii) with respect to a single unit of Product regardless of how many Valid Claims or other Licensed Patents included in the Licensed Technology would, but for this Agreement, be infringed by the making, using or selling of such Product.
(b) Statements and Payments. Censa shall deliver to Shiratori within [**] days after the end of each calendar quarter a report setting forth for such calendar quarter the following information on a Product-by-Product basis and a country-by country basis: (i) Net Sales of such Product and (ii) the royalty due hereunder for the sale of such Product. The total royalty due for the sale of the Product during such calendar quarter shall be remitted within [**] business days from the time such report is made if and to the extent Censa actually then has received corresponding proceeds from applicable Net Sales, or, if and to extent Censa then has not received such proceeds, as soon as reasonably practicable after receiving such proceeds.
5.6 Taxes and Withholding. Any payments made by Censa to Shiratori under this Agreement shall be reduced by the amount that Censa is required to pay or withhold pursuant to any applicable law, including, but not limited to, foreign and United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, Shiratori. Censa shall submit to Shiratori reasonable proof of payment of the Withholding Taxes within a reasonable period of time after such Withholding Taxes are remitted to the proper authority. The Parties shall reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. The Parties shall charge each other value-added taxes in accordance with the applicable law in addition to any consideration or payment agreed upon.
5.7 Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Shiratori hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the arithmetic average of the spot rates on the last Business Day of each month of the calendar quarter in which the Net Sales were made. The “closing mid-point rates” found in the “Dollar spot forward against the Dollar” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in United States dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, Censa shall have the right and option to make such payments by depositing the amount thereof in local currency to Shiratori’s account in a bank or depository in such country.
5.8 Maintenance of Records; Audit. For a period of [**] years, Censa shall maintain and shall cause its Affiliates and sublicensees to maintain complete and accurate books and records in connection with the sale of the Product, as necessary to allow the accurate calculation of royalties due hereunder including any records required to calculate any royalty adjustments hereunder. [**] per calendar year, Shiratori shall have the right to engage an independent accounting firm acceptable to Censa, at Shiratori’s expense, which shall have the right to examine in confidence the relevant Censa records as may be reasonably necessary to determine and/or verify the amount of royalty payments due hereunder. Such examination shall be conducted during Censa’s normal business hours, after at least [**] days' prior written notice to Censa and shall take place at Censa’s facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than [**] months prior to the date of request. Before permitting such independent accounting firm to have access to such books and records, Censa may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality agreement (in form and substance reasonably acceptable to Censa) as to any of the confidential information of Censa, its Affiliates or sublicensees which is to be provided to such accounting firm or to which such accounting firm shall have access, while conducting the audit under this Section. Shiratori’s independent accounting firm shall prepare and provide to both Shiratori and Censa a written report disclosing only whether the royalty reports submitted and royalties paid by Censa are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Shiratori. In the event there was an underpayment by Censa hereunder, Censa shall promptly (but in no event later than [**] days after Censa’s receipt of the independent auditor’s report so correctly concluding) make payment to Shiratori of any shortfall. In the event that there was an overpayment by Censa hereunder, Shiratori shall promptly (but in no event later than [**] days after Shiratori’s receipt of the independent auditor’s report so correctly concluding) refund to Censa the excess amount. In the event any payment by Censa shall prove to have been incorrect by more than [**] percent ([**]%) to Shiratori’s detriment, Censa shall pay the reasonable fees and costs of Shiratori’s independent auditor for conducting such audit.
ARTICLE 6.
REPRESENTATIONS, WARRANTIES, AND COVENANTS
6.1 Mutual Representations and Warranties. Each Party respectively hereby represents and warrants to the other Party that:
(a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;
(c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;
(d) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (ii) equitable principles of general applicability; and
(e) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms or provisions of (i) any other contractual or other obligations of such Party, (ii) the provisions of its charter, operating documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party’s ability to meet its obligations hereunder.
6.2 Additional Shiratori Representations, Warranties, and Covenants. Shiratori represents, warrants, and covenants to Censa that:
(a) it has the full right, power and authority to grant the licenses granted to Censa under Article 2 hereof;
(b) all Licensed Patents included within the Licensed Technology which are existing as of the Effective Date are listed on Schedule 6.2(b) hereto and, as of the Effective Date, such Licensed Patents are existing and, to its knowledge, are not invalid or unenforceable, in whole or in part;
(c) except as previously disclosed to Censa in writing (i) it is the sole and exclusive owner or the exclusive Censa of the rights, title, and interest in and to the Licensed Technology, free and clear of any liens, charges or encumbrances, including, without limitation, all Licensed Patents included in the Licensed Technology, and (ii) no Third Party has any right, title or interest in or to the Licensed Technology;
(d) except as disclosed to Censa in writing (i) all inventors (who are known as of the Effective Date) of any inventions included within the Licensed Technology have assigned (or are deemed to have assigned by applicable law) their entire right, title and interest in and to such inventions and the corresponding Licensed Patents to Shiratori and (ii) no Person, other than those Persons named as inventors on any patent or patent application included within the Licensed Technology, is an inventor of the invention(s) claimed in such patent or patent application;
(e) as of the Effective Date, there are no claims, judgments or settlements against, or owed by, Shiratori or, to its knowledge, pending or threatened claims or litigation relating to the Licensed Technology and during the term of this Agreement Shiratori shall promptly notify Censa in writing upon learning of any such actual or threatened claim, judgment or settlement;
(f) during the term of this Agreement, Shiratori shall use Commercially Reasonable Efforts not to diminish the rights under the Licensed Technology;
(g) except as previously disclosed to Censa in writing, as of the Effective Date it is not aware of any patent, patent application or other intellectual property right of any Third Party which could materially adversely affect the ability of either Party to carry out its respective obligations hereunder or the ability of Censa to exercise or exploit any of the rights or licenses granted to it under this Agreement;
(h) except as previously disclosed to Censa in writing, it has no knowledge of any material information which would negatively affect the ability of Censa to use the Licensed Technology;
(i) during the term of this Agreement, Shiratori shall not grant any right to any Third Party relating to any of the Licensed Technology which would conflict with, limit or adversely affect the rights granted to Censa hereunder;
(j) Shiratori shall fulfill its covenants in relation to the JMC as provided for in Section 3.5 above; and
(k) Drug Substance sold by Shiratori to Censa for use in preclinical development and clinical trials of the Product shall meet applicable specifications at the time of delivery, and shall have been manufactured in compliance with law applicable in the country of manufacture, the United States, and the European Union.
ARTICLE 7.
CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS
7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, until [**] years after the expiration or termination of this Agreement, each Party (the “Receiving Party”) receiving hereunder any Confidential Information of the other Party (the “Disclosing Party”) or information of the other Party marked “Confidential” shall keep such information confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, except to the extent that it can be established by the Receiving Party that the Confidential Information:
(a) was already known to the Receiving Party, or its Affiliates (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party, and such Receiving Party can so demonstrate by documentary evidence to that effect;
(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission in breach of a confidentiality obligation;
(d) was disclosed to the Receiving Party or its Affiliates other than under an obligation of confidentiality by a Third Party who had no obligation to the Disclosing Party or its Affiliate not to disclose such information to others; or
(e) was independently discovered or developed by the Receiving Party or its Affiliates without the use of the Confidential Information belonging to the Disclosing Party or its Affiliates and the Receiving Party can so demonstrate by documentary evidence to that effect.
Each Party's Affiliates may receive, use and provide Confidential Information in the performance of the rights and obligations described in this Agreement.
7.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:
(a) file or prosecute patent applications claiming inventions included within the Licensed Technology;
(b) prosecute or defend litigation;
(c) exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth in this Agreement; and
(d) comply with applicable governmental laws and regulations.
In the event a Party shall deem it necessary to disclose, pursuant to this Section 7.2, Confidential Information belonging to the other Party, such Party shall, to the extent possible, give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information. For clarity and the avoidance of doubt, Censa in any event may disclose (i) the existence of its license and related Product rights under this Agreement, (ii) under appropriate confidentiality protection the terms and conditions of this Agreement to current and potential investors, investment bankers and other financial advisors, and strategic partners, and (iii) as required by government and regulatory authorities including without limitation the United States Securities and Exchange Commission.
7.3 SEC Filings. The Parties shall agree in advance with each other on the terms of this Agreement to be redacted in any Securities and Exchange Commission filings.
7.4 Public Announcements. The Parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter thereof. Neither Party shall make any public release, public statement or other disclosure concerning this Agreement or its terms, without the prior written consent and approval of the other Party, which approval shall not be unreasonably conditioned, delayed, or withheld. Notwithstanding the preceding sentence, each Party may make any disclosures, statements or releases regarding this Agreement or its terms as are required by applicable law; provided, however, that the Party seeking to make such disclosure gives the other Party at least [**] days prior written notice of such disclosure (unless a shorter time period for such disclosure is required by applicable law) and provides such Party in good faith the right to review and comment upon such disclosure. In addition, Censa may disclose the existence and terms of this Agreement to its accountants, attorneys, and other professional advisors under a duty of confidentiality and to a Third Party under a duty of confidentiality in connection with any proposed or consummated financing or a proposed or consummated sale of all or substantially all of Censa’s business to which this Agreement relates.
7.5 Survival. The provisions of this Article 7 shall survive termination or expiration of this Agreement.
ARTICLE 8.
INDEMNIFICATION
8.1 Indemnification by Censa. Censa agrees to defend Shiratori and its Affiliates at Censa’s cost and expense, and shall indemnify and hold Shiratori and its Affiliates and their respective directors, officers, employees and agents (the “Shiratori Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any material breach by Censa of any of its representations, warranties or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct of Censa in the performance of any of its obligations pursuant to this Agreement, or (iii) Censa’s use of the Drug Substance or Product if and to the extent Drug Substance or Product meets or exceeds applicable written specifications. In the event of any such claim against the Shiratori Indemnified Parties by any Third Party, Shiratori shall promptly notify Censa in writing of the claim and Censa shall manage and control, at its sole expense, the defense of the claim and its settlement; provided that Censa shall not agree to any settlement that would admit liability on the part of Shiratori or involve relief other than the payment of money, without the approval of Shiratori, such approval not to be unreasonably conditioned, delayed, or withheld. The Shiratori Indemnified Parties shall cooperate with Censa and may, at their option and expense, be represented in any such action or proceeding. Censa shall not be liable for any litigation costs or expenses incurred by the Shiratori Indemnified Parties without Censa’s prior written authorization. In addition, Censa shall not be responsible for the indemnification or defense of any Shiratori Indemnified Party arising from any negligent or intentional acts by any Shiratori Indemnified Party or the breach by Shiratori of any representation, warranty or obligation under this Agreement, or any claims compromised or settled without its prior written consent.
8.2 Indemnification by Shiratori. Shiratori agrees to defend Censa and its Affiliates at Shiratori’s cost, and shall indemnify and hold Censa and its Affiliates and their respective directors, officers, employees and agents (the “Censa Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any material breach by Shiratori of any of its representations, warranties or obligations pursuant to this Agreement or (ii) the negligence or willful misconduct of Shiratori in the performance of any of its obligations pursuant to this Agreement. In the event of any claim against the Censa Indemnified Parties by any Third Party, Censa shall promptly notify Shiratori in writing of the claim and Shiratori shall manage and control, at its sole expense, the defense of the claim and its settlement; provided that Shiratori shall not agree to any settlement that would admit liability on the part of Censa or involve relief other than the payment of money, without the approval of Censa, not to be unreasonably conditioned, delayed, or withheld. The Censa Indemnified Parties shall cooperate with Shiratori and may, at their option and expense, be represented in any such action or proceeding. Shiratori shall not be liable for any litigation costs or expenses incurred by the Censa Indemnified Parties without Shiratori’s prior written authorization. In addition, Shiratori shall not be responsible for the indemnification or defense of any Censa Indemnified Party arising from any negligent or intentional acts by any Censa Indemnified Party, or the breach by Censa of any representation, warranty or obligation under this Agreement, or any claims compromised or settled without its prior written consent.
8.3 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the indemnified Party; provided, however, that if, following the payment to the indemnified Party of any amount under this Article 8, such indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the indemnifying Party.
8.4 Survival. The indemnification obligations set forth in this Article 8 shall survive the termination or expiration of this Agreement.
8.5 Insurance. Each Party further agrees to use its Commercially Reasonable Efforts to obtain and maintain commercial general liability insurance, including products liability insurance in timely fashion with respect to clinical-trial commencement, with reputable and financially secure insurance carriers or self-insurance, in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time.
ARTICLE 9.
TERM AND TERMINATION
9.1 Term.
(a) Unless earlier terminated by mutual agreement of the Parties or pursuant to the provisions of this Article 9, this Agreement shall continue in full force and effect on a country-by-country and Product-by-Product basis until the obligation to pay royalties with respect to the sale of such Product in such country expires or this Agreement is earlier terminated in accordance with the terms hereof.
(b) On a country-by-country basis and on a Product-by-Product basis, upon the scheduled expiration (as contemplated in Section 5.2) of the obligation to pay Royalties with respect to the sale of such Product in such country, the licenses granted hereunder shall become non-exclusive, fully paid up, royalty-free, perpetual and irrevocable, notwithstanding subsequent expiration or termination of this Agreement.
9.2 Voluntary Termination.
(a) By Censa. At any time during the term of this Agreement, Censa may elect to terminate this Agreement upon sixty (60) days’ prior written notice to Shiratori. Censa shall, as of the effectiveness of such termination, be relieved of any and all further obligations to make payments to Shiratori under this Agreement to the extent not accrued prior to such termination. Censa also shall be relieved of any and all further obligations with respect to patents and patent applications in the Territory
(b) By Shiratori. Unless otherwise agreed between the Parties in writing, Shiratori may elect to terminate this Agreement upon sixty (60) days’ prior written notice to Censa in the event that Censa fails (i) to achieve Regulatory Approval in either the United States or European Union for at least one indication within six (6) years or (ii) to launch the Product in the United States or European Union within seven (7) years from the Effective Date. Censa shall, as of the effectiveness of such termination, be relieved of any and all further obligations to make payments to Shiratori under this Agreement to the extent not accrued prior to such termination. Censa also shall be relieved of any and all further obligations with respect to patents and patent applications in the Territory.
9.3 Termination for Material Breach.
(a) Upon a material breach of this Agreement by Censa or Shiratori (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the [**] day period (or, if applicable, such longer period, but not to exceed [**] days, as would be reasonably necessary for a diligent party to cure such material breach, provided the Breaching Party has commenced and continues its diligent efforts to cure during the initial [**] day period following the date on which the Breach Notice is provided) following the date on which the Breach Notice is provided, then the other Party may terminate this Agreement immediately upon the expiration of the [**] day (or other longer) period upon written notice to the Breaching Party.
(b) Notwithstanding any other provisions of this Agreement to the contrary, the consequences of termination for material breach set forth above shall not become effective until after final and unappealable adjudication of the occurrence and failure to timely cure any such material breach.
9.4 Consequences of Termination or Material Breach.
(a) Voluntary Termination by Censa. In the event this Agreement is voluntarily terminated by Censa pursuant to Section 9.2(a) above, all licenses granted by Shiratori to Censa pursuant to Section 2.1 above shall terminate
(b) Voluntary Termination by Shiratori. In the event this Agreement is voluntarily terminated by Shiratori pursuant to Section 9.2(b) above, all licenses granted by Shiratori to Censa pursuant to Section 2.1 above shall terminate.
(c) Material Breach by Censa. In the event that Censa commits a material breach of this Agreement and such material breach is not cured in accordance with the provisions of Section 9.3 above, then at Shiratori’s election to terminate this Agreement, all licenses granted by Shiratori to Censa pursuant to Section 2.1 shall terminate.
(d) Material Breach by Shiratori. In the event that Shiratori commits a material breach of this Agreement and such material breach is not cured in accordance with the provisions of Section 9.3 above, then Censa may in its discretion, terminate this Agreement, in which event all licenses granted by Shiratori to Censa pursuant to Section 2.1 above shall terminate, but Censa (in addition to its indemnification rights under Section 8.2 above) shall have the right to compensation from Shiratori for any and all losses, costs, damages, fees or expenses Censa and its Affiliates and sublicensees may incur as a result of such material breach. In the event Censa decides not to terminate this Agreement for material breach by Shiratori, Censa shall have the right to continue to develop and to commercialize the Product provided that the royalties otherwise payable by Censa to Shiratori pursuant to Article 5 shall be reduced by [**] Percent ([**]%), and Censa shall also have the right to offset any costs it may incur as a result of such material breach against the amounts payable to Shiratori hereunder.
(e) Additional Remedies. The rights of the Non-Breaching Party set forth in paragraphs (b) or (c) of this Section 9.4 above shall be in addition to any other remedies to which the Non-Breaching Party may otherwise be entitled at law or equity for such breaches.
(f) Rights and Duties Upon Termination. Upon early termination of this Agreement, in its entirety or with respect to any country or Product, Censa shall notify Shiratori of the amount of Product that Censa, its Affiliates and sublicensees then have on hand for sale in such country(ies), the sale of which would, but for the termination, be subject to royalty. Censa, its Affiliates and sublicensees shall thereupon be permitted to sell that amount of Product, provided that Censa shall pay the royalty thereon to Shiratori at the time provided for in this Agreement.
9.5 Bankruptcy. Each Party may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to the other Party (the “Insolvent Party”), in the event the Insolvent Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, restraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for [**] days undismissed, unbonded, or undischarged. All rights and licenses granted under or pursuant to this Agreement by Shiratori are, and shall otherwise be deemed to be, for purposes of Section 365 (n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Censa as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Shiratori under the U.S. Bankruptcy Code, Censa shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the its possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Shiratori elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Shiratori upon written request therefor by Censa.
9.6 Liabilities. Expiration or termination of this Agreement shall not release either Party from any obligation or liability which shall have accrued at the time of termination, or preclude either Party from pursuing all rights at law and in equity with respect to any breach under this Agreement. Notwithstanding the foregoing, except as may be the case under Article 8, neither Party shall be liable for punitive, exemplary or consequential damages incurred by the other Party arising out of any default under this Agreement.
ARTICLE 10.
INTELLECTUAL PROPERTY
10.1 Ownership of Intellectual Property. It is anticipated that during the course and as a result of the Parties’ performance under this Agreement discoveries, improvements, inventions, writings, and other technology, whether or not patentable or copyrightable (collectively, “Inventions”) may be conceived, made, or reduced to practice by the respective personnel of Censa and/or Shiratori. Ownership of Inventions shall be determined as follows:
(a) Any Inventions conceived, made, or reduced to practice solely by employees of or Third Parties acting on behalf of Censa or a Censa Affiliate or sublicensee (“Censa Inventions”) shall be owned by Censa and recorded in a conception register and shall be submitted to Censa patent counsel. Censa promptly shall disclose to Shiratori the conception, making, or reduction to practice of Censa Inventions.
(b) Any Inventions conceived, made, or reduced to practice solely by employees of or Third Parties acting on behalf of Shiratori or a Shiratori Affiliate (“Shiratori Inventions”) shall be owned by Shiratori and recorded in a conception register and shall be submitted to Shiratori patent counsel. Shiratori promptly shall disclose to Censa the conception, making, or reduction to practice of Shiratori Inventions.
(c) All Inventions that are conceived, made, or reduced to practice jointly by employees of Censa or a Censa Affiliate or sublicensee or Third Parties acting on their behalf, on the one hand, and Shiratori or a Shiratori Affiliate or Third Parties acting on their behalf, on the other hand, and which are not Censa Inventions or Shiratori Inventions, are “Joint Inventions” and shall be jointly owned by the Parties (with patent-related responsibilities allocated at a ratio agreed upon by the Parties in good faith as provided for in Section 10.2(b) below) and recorded in a conception register and shall be submitted to both Censa and Shiratori patent counsel. Each Party promptly shall disclose to the other Party the conception, making, or reduction to practice of Joint Inventions.
(d) Inventorship of Inventions will be determined in accordance with principles of U.S. patent law. In the case of trade secrets or know-how not intended for patent application, inventorship will be determined under such principles by treating such Inventions as if they were patentable.
10.2 Patent Prosecution
(a) Patent Prosecution of Solely Owned Inventions. As to Censa Inventions or Shiratori Inventions, respectively, the Party owing such Inventions shall be solely responsible for the filing, prosecution (including oppositions), and maintenance of all patent applications of such Inventions, and such Party shall have sole responsibility for all fees with respect to such patent applications and all fees necessary for maintenance and enforcement, both in the Territory and in Japan.

(b) Patent Prosecution of Joint Inventions. In the Territory, as between the Parties, Censa shall be responsible for the filing, prosecution (including oppositions), and maintenance of all patent applications of Joint Inventions, and in Japan, Shiratori shall be responsible for filing, prosecution (including oppositions), and maintenance of all patent applications of Joint Inventions. The Parties shall share pro-rata based on each Party’s respective ownership share in the applicable patent the obligation and responsibility for all fees with respect to such patent applications and all fees necessary for maintenance and enforcement equitably. In Japan, as between the Parties, Shiratori be responsible for, and shall keep Censa currently apprised of, all steps taken or to be taken in the prosecution of the Licensed Patents and any improvements and shall promptly furnish Censa with copies of all patent applications and material correspondence with all patent offices in Japan.
(c) Patent Applications Issued. In the event any patent applications having Valid Claims issue during the term of this Agreement, Shiratori shall notify Censa within [**] Business Days thereof and shall assist Censa in listing the patents with the appropriate Regulatory Authority in the Territory within [**] days of issuance thereof. If the regulatory law changes in the Territory, Shiratori agrees to assist Censa with any patent listing with a Regulatory Authority within the appropriate period of time.
(d) Patent Extensions and Supplementary Protection Certificates. Shiratori shall file all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC 156 or like foreign statutes for Licensed Patents licensed to Censa hereunder.
(e) Licensed Patents and Related Technology Generally. Shiratori and its patent counsel or other legally authorized or agents shall consult with Censa in all aspects of the filing, prosecution (including oppositions), and maintenance of the Licensed Patents and other Licensed Technology and shall provide Censa sufficient opportunity to comment on any related document that Shiratori intends to file or to cause to be filed with the relevant governmental authority in advance of such filing. Any actions recommended by Censa for such purpose shall not be unreasonably denied or delayed by Shiratori.
10.3 Infringement Actions Against Third Parties.
(a) Shiratori and Censa shall promptly notify each other of any infringement or unauthorized use of any Licensed Technology that may come to their attention. Shiratori shall promptly undertake, at Shiratori’s expense, reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use and, if not successful, Shiratori shall bring suit against such infringer or unauthorized user. Censa, within a reasonable period of time and at its option and expense, shall have the right to participate in any such suit. Shiratori shall not enter into any settlement agreement with respect to such suit without Censa's consent.
(b) If Shiratori fails to obtain a discontinuance of said infringement or unauthorized use and/or fails to promptly bring suit against such Third Party, then in any such event Shiratori shall give notice in writing to Censa of the circumstance of such infringement or unauthorized use, including such evidence of infringement as Shiratori may possess and the numbers of the patents and patent applications so infringed. Censa may, in its discretion (but is not required to) (i) obtain a discontinuance of the alleged infringing operation or unauthorized use or (ii) bring suit against such Third Party. Any suit by Censa shall be either in the name of Censa, or in the name of Shiratori, or jointly by Censa and Shiratori, as may be required by the law of the forum. For this purpose, Shiratori shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by Censa.
(c) It is understood and agreed that the Party to this Agreement that institutes the suit or action shall bear solely all costs and expenses associated therewith (excepted as otherwise provided in this Agreement) and shall be entitled to retain and keep any and all sums received, obtained, collected or recovered whether by judgment, settlement or otherwise, as a result of such suit. In addition, with respect to any suit for infringement or unauthorized use of the Licensed Know-How and/or Licensed Patents, the Party that did not institute suit, shall render all reasonable assistance to the Party that did institute suit at the assisting Party's cost and expense, including executing all documents as may be reasonably requested by the Party that did institute suit.
(d) Shiratori and Censa shall keep each other fully informed of all efforts to obtain discontinuation of unauthorized uses and infringements.
(e) Infringements also shall include notices received by Shiratori or Censa under 21 USC §355(b)(3) or §355(j)(2)(3) (a “Paragraph IV Notice”). When a Paragraph IV Notice is received by Shiratori or Censa, each shall notify the other in writing within [**] Business Days after receipt thereof. If Shiratori has not brought suit within [**] days of the date of the Paragraph IV Notice, Censa, at its sole discretion, may bring suit.
10.4 Infringement of Third Party Intellectual Property Rights. Each Party hereto shall notify the other Party promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by Drug Substance or Product of any Third Party patent, trademark, know-how or intellectual property in the Territory. Shiratori shall indemnify and hold Censa harmless in the event that the use, promotion, or sale of Drug Substance infringe or violate any Third Party’s patent or know-how, provided such infringement or unauthorized use does not arise or result from the negligence, misconduct or omission of Censa. In such event, Shiratori shall immediately and thoroughly inform Censa of such Third Party’s claim or action, and Shiratori shall take all provisional measures so as to protect and preserve Censa’s interests hereunder.
10.5 Offset. In the event that it is necessary, in Censa's reasonable judgment, for Censa to make royalty or other payments to a Third Party in order for Censa to exercise or continue to exercise the rights granted to Censa pursuant to the terms of this Agreement in relation to the Product, or Licensed Technology, and only if Censa obtains a prior written consent from Shiratori (which consent shall not be unreasonably conditioned, delayed, or withheld by Shiratori) to pay such royalty or other payments, Censa shall be entitled to offset any amounts so paid to any Third Party against amounts due or which may become due to Shiratori under this Agreement; provided, however, that the maximum reduction shall be [**] percent ([**]%) of the amounts otherwise owed by Censa to Shiratori. Shiratori shall exercise its maximum efforts to protect the rights or interests of Censa obtained hereunder.
10.6 Compulsory Licenses.

(a) In the event that during the term of this Agreement a Regulatory Authority in the Territory grants or compels Shiratori to grant a license to any Third Party(ies) for the Product in any country in the Territory, Censa shall have the benefit of any lower royalty rates granted to such Third Party(ies), but only to the extent that such royalty rates to such Third Party(ies) are more favorable than those granted Censa pursuant to this Agreement, and only during the period such Third Party(ies) sell Product in those countries of the Territory where compulsory license(s) exist and have achieved for a period of at least [**] consecutive months a combined total sales volume of at least [**] percent ([**]%) of Censa's, its Affiliate's and sublicensee’s sales of Product in such country(ies).
(b) If a Regulatory Authority in a country in the Territory imposes a maximum royalty rate, such that lower royalty rates than would otherwise apply under this Agreement are mandated in such country, then the royalty rates provided for in this Agreement shall be reduced to equal such lower rates for sales of the Product in such country for the period such lower royalty rate is required by any Regulatory Authority and shall cease when Censa's royalty payment obligations to Shiratori cease under this Agreement.
10.7 Marks for the Product. Censa shall own all trademarks, service marks, trade names, brand names, slogans, logos, copyrights, trade dress, know-how (except as otherwise provided in this Agreement) and goodwill developed by Censa and associated with commercializing a Product (collectively, “Marks”). Censa shall also own any domain names including any Marks. Shiratori shall not have any right, title, interest or other license in or to any of the Marks, and all uses of such Marks shall inure solely to the benefit of Censa.
10.8 No Trademark Rights.
(a) Except as otherwise provided in this Agreement, no right, express or implied, is granted by this Agreement to use in any manner the name “Shiratori Pharmaceutical,” “Censa Pharmaceuticals,” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.
(b) Notwithstanding the foregoing, Censa shall be entitled, at its option, to use Shiratori's brand name on its packaging and/or promotional materials; provided, however, that the use by Censa of Shiratori's brand name, Shiratori's corporate name, or any phrase incorporating such name, shall be prohibited unless and until Shiratori has agreed in advance in writing to the use, the language employed and its location on any packaging and/or promotional materials.
10.9 Invention Dates. In order to protect the Licensed Patents under United States law, Shiratori agrees to maintain a policy which requires its employees to record and maintain all data and information relating to the Licensed Patents is such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks which are dated and corroborated by non-inventors on a regular, contemporaneous basis.
10.9 No Other Rights to Censa Intellectual Property. Nothing in this Agreement shall be construed as granting to Shiratori any ownership interest, license, express or implied, or other right or title, in or to any technology or intellectual property of Censa, including but not limited to, know-how, patents, patent applications, trade secrets, products, formulations, delivery devices and chemical or biological materials.
ARTICLE 11.
DISPUTES, GOVERNING LAW
11.1 Disputes. If the Parties are unable to resolve a dispute within [**] days after a matter is first considered, Censa or Shiratori, by written notice to the other, may have such dispute referred to its respective executive officer designated by each Party for attempted resolution by good faith negotiations. Any such dispute shall be submitted to such executive officers no later than [**] days following such request by either Censa or Shiratori. Such designated executive officers shall attempt in good faith to resolve any such dispute within [**] days after submission of the dispute.
11.2 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware in the United States, notwithstanding the provisions governing conflict of laws under Delaware law to the contrary. Each Party hereby irrevocably submits to the jurisdiction of any federal or state court in the State of Delaware to resolve any disputes arising out of or in any way relating to this Agreement. The UNCITRAL Convention for the International Sale of Goods, as well as any other unified law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.
ARTICLE 12.
MISCELLANEOUS
12.1 Assignment. Either Party hereto may assign this Agreement without the other Party’s consent to an Affiliate or to the successor or assignee of all or substantially all of such Party’s business or assets related to the subject matter of this Agreement. Other than by Censa, this Agreement shall not otherwise be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, delayed, or withheld. This Agreement shall be binding upon and inure to the benefit of the Parties’ permitted successors and assigns. Notwithstanding any of the foregoing provisions of this Agreement, in the event such an assignment would trigger Withholding Taxes on amounts payable by the assigning Party to the other Party, the assigning Party shall be responsible for the payment of all such Withholding Taxes; provided, however, that if such Party uses a foreign tax credit received as a result of this payment of Withholding Taxes by the assigning Party and thereby reduces the amount of income tax that such Party otherwise would have paid, such Party shall refund to the assigning Party the amount of such reduction with respect to such foreign tax credit.
12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.3 Force Majeure. No Party shall be liable to the other Party for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to use its Commercially Reasonable Efforts to cure such cause.

12.4 Notices.

        Notices to Shiratori shall be addressed to:

Shiratori Pharmaceutical Co., Ltd.
2-3-7 Akanehama, Narashino-shi, Chiba-ken
275-0024 JAPAN
Facsimile No.: [**]

Notices to Censa shall be addressed to:

Censa Pharmaceuticals Inc.
222 Third Street, Suite 2240
Cambridge, Massachusetts 02142 USA
Attention: Jonathan Reis, M.D., MBA, Director
Facsimile No.: +1 (617) 225-7780

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner provided in this Agreement. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be sent by (a) registered or certified mail, return receipt requested, postage prepaid, (b) a reputable overnight courier service, (c) first class mail, postage prepaid, (d) personal delivery, or (e) facsimile transmission, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.
12.5 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
12.6 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.
12.7 Counterparts. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement.
12.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
12.9 Severability. If any provision hereof is held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.
12.10 Entire Agreement of the Parties. This Agreement, together with the CDA, and any schedules or exhibits hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, among the Parties respecting the subject matter hereof and thereof.
12.11 Independent Contractors. The relationship between Censa and Shiratori created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as may be expressly set forth in this Agreement.
12.12 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including, without limitation, those obligations set forth in Articles 6, 7, 8, and 9, respectively.
12.13 Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.
12.14 No Third Party Beneficiaries. No person or entity other than Censa, Shiratori and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
12.15 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
12.16 Language. All documents and correspondence relating to this Agreement shall be in the English language.
IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed and delivered this Agreement as of the Effective Date.

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THE SIGNATURE PAGE IMMEDIATELY FOLLOWS]

SHIRATORI PHARMACEUTICAL CO., LTD.

By: /s/ Yutaka Shiratori

Name: Yutaka Shiratori

Title: President

CENSA PHARMACEUTICALS INC.

By: /s/ Jonathan Reis

Name: Jonathan Reis

Title: Chief Executive Officer

Amendment No. 1 to License Agreement
Amendment No. 1 to
License Agreement

This Amendment No. 1 to License Agreement (“Amendment”) dated July 31st, 2017 (the “Effective Date”) amends that certain License Agreement dated as of February 8, 2015 by and between Shiratori Pharmaceutical Co., Ltd. having a principal place of business at 2-3-7 Akenahma, Narashina-shi, Chiba-ken, 275-0024 JAPAN (“Shiratori”) and Censa Pharmaceuticals Inc., having a principal place of business at 222 Third Street, Suite 2240, Cambridge, MA 02142 (“Censa”).

WHEREAS, the parties desire to modify the Agreement to reflect the understandings they have reached with respect to their relationship; and

        WHEREAS, capitalized terms used in this Amendment but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Amendments. The Agreement is hereby amended as follows:

1.Amended to Section 4.1. The parties hereby acknowledge that the milestone payments set forth in Section 4.1(a) and 4.2(b) have been made in accordance with the Agreement. The remaining milestone payments due under Sections 4.1(c)-(f) (“Milestones”) are hereby replaced with the following:

(c) USD[**]- upon [**] This milestone shall be subject to the payment terms set forth in Section 2 and 3 below.

(d) USD[**] upon [**]

(e) USD[**] upon [**]

(f) USD[**] upon [**]

(g) USD[**] upon [**]

(h)USD[**] upon [**]
(i) USD[**] upon [**]

[**]

2.Manufacturing and Supply of [**]kg of Drug Substance. By [**], Shiratori shall manufacture and deliver to Censa [**]kg of Drug Substance manufactured in

Amendment No. 1 to License Agreement
accordance with cGMP and the terms and conditions of the Agreement (“[**]kg Batch”).

3.Payment for the [**]Kg Batch and Milestone 4.1(c). Payment for the [**]kg Batch and Milestone 4.1(c) shall be made by Censa in either cash or equity, at Censa’s option and in accordance with Section 4 below, within [**] of receipt and acceptance by Censa of the [**]kg Batch. Censa shall pay interest on the said amounts due at an interest rate of [**] percent ([**]%) per annum.

4.Payment in Equity. At any time on or before the due date of the amounts set forth in Section 3 (the “Conversion Date”), Censa shall have the option to convert the unpaid amounts due, plus any accrued interest thereon through the Conversion Date, into common shares at a price equal to [**]% less than the purchase price per share of paid by the investors for securities in the Qualified Financing or in absence of a Qualified Financing at a purchase price equal to [**]% less than the price paid by investors in the 2016 Series A financing. For the purposes of this Agreement, “Qualified Financing” shall mean an investment in preferred or common stock of Censa in which Censa receives gross proceeds of at least $[**]. Upon payment in equity, Shiratori shall execute Censa’s stockholders’ agreement.

5. Inventorship of [**]. Shiratori’s personnel will be named as co-inventors, as identified on Exhibit A, for patent claims directed to the [**] as set forth in the provisional patent application entitled [**].

6.Assignment to Censa: Shiratori shall assign to Censa all of Shiratori’s right, title, and interest in the [**] as detailed in Exhibit B. Shiratori shall be solely responsible for any remuneration due to its personnel named as co-inventors in accordance with Section 5, including any remuneration required by the Japanese Patent Act or other applicable law.

7.Ownership of [**]: Upon the filing of non-provisional applications from the [**], Censa shall assign to Shiratori any Japanese national phase patent application of the Patent Property as detailed in Exhibit C, which discloses various [**], as detailed in Exhibit C. Shiratori shall fully own such patent application in Japan and shall be responsible for any prosecution, maintenance and expenses (including the patent application filing expenses) thereof.

8.License to [**]: Censa hereby grants to Shiratori a non-exclusive license to make, use, and sell products solely in Japan which would otherwise infringe claims directed to [**]. In consideration for the license grant by Censa, Shiratori shall reimburse Censa for [**]% of the cost associated with filing, prosecution and maintenance of claims directed to [**]. The non-exclusive license by Censa to Shiratori shall terminate immediately upon any Shiratori breach or termination of the License Agreement and/or this Amendment.

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Amendment No. 1 to License Agreement
9.Technology Transfer to Commercial Manufacturer. Shiratori will transfer all the technology and know-how necessary for Censa to manufacture Drug Substance as defined in the License Agreement. Upon Censa’s request, Shiratori shall disclose the Licensed Technology as defined in the License Agreement to Censa’s designated third party manufacturer. Shiratori shall (a) designate qualified technical liaisons for communications with Censa's and its manufacturer’s technical staff, and (b) provide Censa’s and its manufacturer’s technical staff with technical assistance, including answering questions concerning the manufacture of the Product as Licensee reasonably requests. Censa agrees to pay for reasonable and actual time spent by Shiratori for such technology transfer and support at a rate of $[**] per hour and in accordance with Section 3.7 of the Agreement and as agreed in advance by the Parties.

10.Miscellaneous. Except as modified and amended by this Amendment, the Agreement shall remain in full force and effect and in all other respects is ratified and confirmed by the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date set forth in the introductory paragraph of this Amendment.

CENSA PHARMACEUTICALS INC.	SHIRATORI PHARMACEUTICAL CO., LTD
By: /s/ Jonathan Reis	By: /s/ Satoshi Shiratori

Jonathan Reis, CEO	Satoshi Shiratori

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Amendment No. 2 to License Agreement

        This Amendment No. 2 (“2nd Amendment”) dated May 28th, 2019 (the “Effective Date”) amends the License Agreement dated February 8, 2016 and Amendment No. 1 to the License Agreement dated July 31, 2017 (collectively the “Agreement”) between Shiratori Pharmaceutical Co., Ltd. having a principal place of business at 28F WBG Marive east 2-6-1 Nakase, Mihama-ku, Chiba-shi, Chiba 261-7090 JAPAN (“Shiratori”) and Censa Pharmaceuticals Inc., having a principal place of business at 65 Willian Street, Suite 200, Wellesley, MA 02481 (“Censa”).
        WHEREAS, the parties desire to modify the Agreement to reflect the understandings they have reached with respect to their relationship; and
        WHEREAS, capitalized terms used in this 2nd Amendment but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.
        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Amendments. The Agreement is hereby amended as follows:

Sepiapterin [**]:
1. Inventorship of the [**]. Shiratori’s personnel, as identified in Exhibit A, will be named as co-inventors for patent claims solely directed to the [**].

2. Assignment to Censa. Shiratori shall obtain assignments from Shiratori personnel, as identified in Exhibit A, and shall then assign to Censa of all of Shiratori’s right, title, and interest in the inventions of, or applications claiming priority to, [**]. Shiratori shall be solely responsible for any remuneration due to its personnel named as co-inventors in accordance with Section 1, including any remuneration required by the Japanese Patent Act or other applicable law.

3.  Section 7 of Amendment No. 1 to the License Agreement dated July 31, 2017 is hereby replaced in its entirety with the following: Censa shall file one or more Japanese national stage applications of, and/or Japanese divisional applications claiming priority to, [**]. Within [**] days after grant of each Japanese each, Censa will assign all right, title, and interest in the Japanese granted patent to Shiratori subject to Shiratori reimbursing Censa for the prosecution expenses (including the Japanese patent application filing expenses) thereof.

4. Section 8 of Amendment No. 1 to the License Agreement dated July 31, 2017 is replaced in its entirety with the following: Censa hereby grants to Shiratori a non-exclusive license to make, use, and sell products solely in Japan which would otherwise infringe claims directed to [**] in Japanese national stage applications of, and/or Japanese divisional applications claiming priority to [**]. In consideration for the license grant by Censa, Shiratori shall reimburse Censa for [**]% of the cost associated with filing, prosecution, and maintenance of claims directed to [**]. The non-exclusive license by Censa to Shiratori shall terminate immediately upon any Shiratori breach or termination of the License Agreement as amended.

[**]:
5. Section 1.14 of the License Agreement is hereby replaced in its entirety with the following: “Licensed Patents” means the following patent applications and patents owned or Controlled by Shiratori (a) as of the Effective Date or (b) arising at any time during the term of this Agreement solely by Shiratori or jointly by Shiratori and Censa, and all patents issuing from such patent applications and patents and otherwise arising from any improvement or enhancement of the manufacturing processes for or methods related to Sepiapterin, during the term of this Agreement: (i) [**] (ii) [**]; (iii) [**]; and (iv) certain other patents owned by Shiratori, as are reasonably necessary or useful for the manufacture, use, and sale of the Product in the Territory, including the patent applications and/or patents listed on Schedule 6.2(b) as amended, and all foreign counterparts of any or to any of the aforesaid patents and/or patent applications, and including, without limitation, as it may relate to any such patent applications and patents all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, certificates, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions of any or to any of the aforesaid patent applications and patents. Licensed Patents excludes Licensed Know-How.

6. Schedule 6.2(b) of the License Agreement is hereby replaced with the following:
        Licensed Patents
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[**]
        Granted Patent No. or Application No.
        [**]
        [**]

7. Assignment of [**]% Interest in [**]. Subject to consent from [**], Censa shall assign a [**]% interest in the inventions of [**] (“the Inventions”) to Shiratori such that Censa will own a [**]% interest in the Inventions and Shiratori will own a [**]% interest in the Inventions. Censa will control prosecution of any applications based on the Inventions and pay all associated costs with such prosecution, and shall by itself register its [**]% interest in the Inventions and Shiratori’s [**]% interest in the Inventions at the United States Patent and Trademark Office within [**] months after the conclusion of this 2nd Amendment. Shiratori shall provide any necessary documents and take any necessary actions requested by Censa for such registration.
In the event that Censa Discontinues (as defined herein), then at the written request of Shiratori, Censa shall terminate the [**]. “Discontinue(s)” shall mean when Censa or its assignee meets all of the following criteria at the same time: 1) it does not have any active pre-clinical or clinical studies of sepiapterin for a period of [**] months after the last report or presentation on pre-clinical or clinical studies provided to Shiratori, 2) it is not marketing or selling sepiapterin, and 3) it does not have any regulatory submissions (e.g., IND, NDA, IMPD, or sNDA) relating to sepiapterin pending with either FDA,EMA or other regulatory authority.

In the event of the termination of the [**], Censa shall provide any necessary documents and take any reasonable action requested by Shiratori in order that Shiratori will register its interests in the Inventions.
In the event that Shiratori discontinues operations or files for bankruptcy, then Shiratori shall assign their [**]% interest in the inventions of [**] to Censa, its successor, or designated assignee.

8. Effect of the termination of the Agreement. Notwithstanding any articles of the Agreement, the provision of section 1,2,3,4 and 7 of this 2nd Amendment shall survive the termination of the Agreement.
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9. Miscellaneous. Except as modified and amended by this 2nd Amendment, the Agreement shall remain in full force and effect and in all other respects is ratified and confirmed by the parties.
IN WITNESS THEREOF, the parties have caused this 2nd Amendment to be executed by their duly authorized representatives as of the date set forth in the introductory paragraph of this 2nd Amendment.

CENSA PHARMACEUTICALS INC.    SHIRATORI PHARMACEUTICAL CO., LTD

/s/Jonathan Reis    /s/ Satoshi Shiratori
Jonathan Reis       Satoshi Shiratori
President & CEO      President

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Amendment No. 3 to License Agreement

        This Amendment No. 3 (“3rd Amendment”) dated January 8th, 2020 (the “Effective Date”) amends the License Agreement dated February 8, 2016 and Amendment No. 1 to the License Agreement dated July 31, 2017 and Amendment No. 2 to the License Agreement dated May 28th, 2019 (collectively the “Agreement”) between Shiratori Pharmaceutical Co., Ltd. having a principal place of business at 28F WBG Marive east 2-6-1 Nakase, Mihama-ku, Chiba-shi, Chiba 261-7090 JAPAN (“Shiratori”) and Censa Pharmaceuticals Inc., having a principal place of business at 65 Willian Street, Suite 200, Wellesley, MA 02481 (“Censa”).
        WHEREAS, the parties desire to modify the Agreement to reflect the understandings they have reached related to target dates for certain regulatory and commercial milestones; and
        WHEREAS, capitalized terms used in this 3rd Amendment but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.
        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Amendments. The Agreement is hereby amended as follows:

1.Section 9.2b of the License Agreement is hereby replaced in its entirety with the following:
By Shiratori. Unless otherwise agreed between the Parties in writing, Shiratori may elect to terminate this Agreement upon sixty (60) days’ prior written notice to Censa in the event that Censa fails (i) to achieve Regulatory Approval in either the United States or European Union for at least one indication within eight (8) years from the Effective Date or (ii) to launch the Product in the United States or European Union within nine (9) years from the Effective Date. Censa shall, as of the effectiveness of such termination, be relieved of any and all further obligations to make payments to Shiratori under this Agreement to the extent not accrued prior to such termination. Censa also shall be relieved of any and all further obligations with respect to patents and patent applications in the Territory.

2.Section 5.1 of the License Agreement is hereby replaced in its entirety with the following:
Royalty Rates. In further consideration of the licenses granted in this Agreement, Censa shall pay to Shiratori royalties on the Product based on aggregate Net Sales of such Product on a country-by-country basis in the Territory in the amount of [**] percent ([**]%) ”Royalty Rate” or [**] percent ([**]%) “Reduced Royalty Rate”.

3.Section 5.2 of the License Agreement is hereby replaced in its entirety with the following:

Term of Royalties. Royalties under 5.1 shall be payable for each full calendar year during the term of this Agreement and on an aggregate pro rata basis for the first and last year of commercialization during the term of this Agreement if such first and last years are not comprised of a full twelve (12) months, as follows:
Royalty Rate shall be payable for the countries of the European Union, until expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the European Union if the making, having made, using, offering to sell, selling or importing of such Product by Censa, its Affiliates or its sublicensees (or the distributors of any of them) in the absence of this Agreement, would infringe one or more Valid Claim of the Licensed Patents in the European Union.
Royalty Rate shall be payable for the United States, until the expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the United States if the making, having made, using, offering to sell, selling or importing of such Product by Censa, its Affiliates or its sublicensees (or the distributors of any of them) in the absence of this Agreement, would infringe one or more Valid Claim of the Licensed Patents in the United States.
Royalty Rate shall be payable for any other country in the Territory, until the expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the relevant country on a country-by-country basis if the making, having made, using, offering to sell, selling or importing of such Product by Censa, its Affiliates or its sublicensees (or the distributors of any of them) in the absence of this Agreement, would infringe one or more Valid Claim of the Licensed Patents in the relevant country.
(d) Reduced Royalty Rate shall be payable for any country under Section 5.2 (a), 5.2 (b) or 5.2(c) for [**] years after the expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the relevant country on a country-by-country basis.

2. Miscellaneous. Except as modified and amended by this 3rd Amendment, the Agreement shall remain in full force and effect and in all other respects is ratified and confirmed by the parties.

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IN WITNESS THEREOF, the parties have caused this 3rd Amendment to be executed by their duly authorized representatives as of the date set forth in the introductory paragraph of this 3rd Amendment.

CENSA PHARMACEUTICALS INC.    SHIRATORI PHARMACEUTICAL CO., LTD

/s/ Jonathan Reis      /s/ Satoshi Shiratori
Jonathan Reis       Satoshi Shiratori
President & CEO      President

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Amendment No. 4 to License Agreement

        This Amendment No. 4 (the “4th Amendment”) dated April 9th, 2020 amends the License Agreement dated February 8, 2016 (the “Original Agreement”), as amended by Amendment No. 1 to the License Agreement dated July 31, 2017 (the “1st Amendment”), as further amended by Amendment No. 2 to the License Agreement dated May 28th, 2019 (the 2nd Amendment”) and as further amended by Amendment No. 3 to the License Agreement dated January 8th, 2020 (the “3rd Amendment”, together with the Original Agreement, 1st Amendment, and 2nd Amendment, the “Agreement”) by and between Shiratori Pharmaceutical Co., Ltd. having a principal place of business at 28F WBG Marive east 2-6-1 Nakase, Mihama-ku, Chiba-shi, Chiba 261-7090 JAPAN (“Shiratori”) and Censa Pharmaceuticals Inc., having a principal place of business at 65 Willian Street, Suite 200, Wellesley, MA 02481 (“Censa”).

        WHEREAS, the parties desire to modify the Agreement to reflect the understandings they have reached related to certain termination rights, royalty payments, and milestone payments; and
        WHEREAS, capitalized terms used in this 4th Amendment not otherwise defined shall have the meaning ascribed to such terms in the Agreement
        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Section 9.2(b) of the Agreement, previously amended by the 3rd Amendment, is hereby deleted in its entirety and replaced with the following:
(b) By Shiratori. Unless otherwise agreed between the Parties in writing, Shiratori may elect to terminate this Agreement upon sixty (60) days’ prior written notice to Censa in the event that Censa fails (i) to achieve Regulatory Approval in either the United States or European Union for at least one indication within ten (10) years from the Effective Date or (ii) to launch the Product in the United States or European Union within eleven (11) years from the Effective Date. Censa shall, as of the effectiveness of such termination, be relieved of any and all further obligations to make payments to Shiratori under this Agreement to the extent not accrued prior to such termination. Censa also shall be relieved of any and all further obligations with respect to patents and patent applications in the Territory.
2.Section 5.2 (d) of the Agreement, previously amended by the 3rd Amendment, is hereby deleted it its entirety and replaced with the following:
(d) Reduced Royalty Rate shall be payable for any country under Section 5.2 (a), 5.2 (b) or 5.2(c) for [**] years after the expiration of the last-to-expire Licensed Patent Controlled by Shiratori covering the relevant country on a country-by-country basis.

Amendment No. 4 to License Agreement

3.Section 4.1 of the Agreement, previously amended by 1st Amendment, is hereby amended as follows:
The parties hereby acknowledge that the milestone payments set forth in Section 4.1(a), 4.1(b) and 4.1 (c) have been already made in accordance with the Agreement. The remaining milestone payments set forth in Sections 4.1(d)-(i) (“Milestones”) are hereby deleted in their entirety and replaced with the following:
(d) USD[**] – [**] upon [**].
(e) USD[**] – [**] upon [**].
(f) USD[**] – [**] upon [**].
(g) USD[**] - [**] upon [**].
(h) USD[**] - [**] upon [**].
(i) USD[**] - [**] upon [**].
4. Miscellaneous: Except as modified and amended by this 4th Amendment, the Agreement shall remain in full force and effect and in all other respects is ratified and confirmed by the parties.

IN WITNESS THEREOF, the parties have caused this 4th Amendment to be executed by their duly authorized representatives as of the date set forth in the introductory paragraph of this 4th Amendment.

CENSA PHARMACEUTICALS INC.    SHIRATORI PHARMACEUTICAL CO., LTD

/s/ Jonathan Reis      /s/ Satoshi Shiratori
Jonathan Reis       Satoshi Shiratori
President & CEO      President